Exhibit 99.1

RAMCO-GERSHENSON PROPERTIES TRUST
WELCOMES GEOFFREY BEDROSIAN AS ITS NEW CHIEF FINANCIAL OFFICER

FARMINGTON HILLS, Michigan - Ramco-Gershenson Properties Trust (NYSE:RPT) (the “Company”) today announced the appointment of Geoffrey Bedrosian as Chief Financial Officer, effective immediately. Mr. Bedrosian joins Ramco-Gershenson following a successful 20-year career in real estate investment banking, most recently as Managing Director of Global Real Estate and Investment Banking at Deutsche Bank Securities, Inc., where he managed the execution of public and private capital raises and M&A activity in excess of $45 billion. Mr. Bedrosian was part of the lead underwriting team that advised Ramco-Gershenson on its secondary public offering in 2000 and has served as a lead manager on nearly all of the Company’s subsequent public capital offerings. He was also instrumental in securing the first successful private debt placement for the Company and served as its lead advisor on two major joint venture partnerships. In addition to Ramco-Gershenson, Mr. Bedrosian was responsible for relationships with over 35 public and private companies. In this new position, Mr. Bedrosian will be responsible for all of the Company's financial functions and will lead the accounting, SEC financial reporting, capital markets, tax, investor relations and financial planning and analysis teams. Mr. Bedrosian will report to Dennis Gershenson in his new role.

"Geoff has an impressive track record and an outstanding reputation within the financial investment banking and REIT communities. He possesses extensive capital markets expertise, wide-ranging knowledge of the real estate industry and he has been a valued advisor to the Company for many years,” said Dennis Gershenson, President and Chief Executive Officer. “His solid financial experience and knowledge of the Company will be a strong complement to our executive management team as we continue to drive long-term financial growth while maintaining a strong balance sheet.”

Mr. Bedrosian added, "I am excited to join Ramco-Gershenson as its new CFO given my long-standing relationship with the Company and I look forward to working with Dennis, John Hendrickson and the entire management team to help the Company achieve its strategic goals.”
Mr. Bedrosian earned an M.S. in Real Estate and Finance from New York University and a B.S. in Finance and Administration from Mercy College.
About Ramco-Gershenson Properties Trust
Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's primary business is the ownership and management of large, multi-anchored shopping centers primarily in a number of the largest metropolitan markets in the central United States.  At September 30, 2015, the Company owned interests in and managed a portfolio of 76 shopping centers and one office building with approximately 16.3 million square feet of gross leasable area. At September 30, 2015, the Company's consolidated operating portfolio was 94.3% leased. Additional information regarding the Company is available at www.rgpt.com.
This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:
Dawn L. Hendershot, Vice President of Investor Relations
and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202